Pricing Supplement to the Prospectus dated January 5, 2007 and the Prospectus Supplement dated February 28, 2007


 [RBC LOGO]                      US$ 515,000,000
                                 Royal Bank of Canada
                                 Floating Rate Notes due 2009



     The Notes (the "Notes") are senior unsecured floating rate notes. Interest and the amount payable upon maturity of the Notes will be paid in cash.

Issuer:                       Royal Bank of Canada ("Royal Bank").

Program:                      Senior Global Medium-Term notes, Series C

Program Rating:               Standard & Poor's Rating: AA-
                              Moody's Rating: Aaa

Issue Date:                   July 18, 2008

Principal Amount:             US $515,000,000

Ranking:                      Senior

Net Proceeds:                 US $514,897,000

Interest Rate:                Three-month USD-BBA-LIBOR (Reuter's Page LIBOR01)
                              plus 0.20% per annum

Interest Payment Dates:       On the 15th day of each January, April, July and
                              October, commencing October 15, 2008, subject to the modified following New York business day convention.

Interest Rate                 Two London business days prior to the start of
Determination Dates:          each Interest Payment Date

Day Count Convention:         Actual/360

Pricing Date:                 July 15, 2008

Maturity Date:                July 15, 2009

Call Dates (if any):          Not Applicable

Put Dates (if any):           Not Applicable

Sole Book Manager:            J.P. Morgan Securities Inc.

Joint Lead:                   Merrill Lynch, Pierce, Fenner & Smith Incorporated

Public Offering Price:        100.000%

Underwriting Fee:             0.02%

Minimum Investment:           $1,000, and $1,000 increments in excess thereof.

Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg as described under "Description of Debt
                              Securities--Ownership and Book-Entry Issuance" in the accompanying prospectus).

Listing: The Notes will not be listed on any securities exchange or quotation system.

Calculation Agent:            The Bank of New York Mellon.

Terms Incorporated in the     All of the terms appearing above this item
Master Note:                  captioned "Terms Incorporated Into the Master
                              Note" on the cover page of this pricing supplement and the terms appearing under the caption
                              "Specific Terms of the Notes" below.

                              The Notes are part of a series of senior debt securities of Royal Bank entitled "Senior Global Medium-Term Notes, Series C". The Notes will have the CUSIP No. 78008GLA8.


Your investment in the Notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page 1 of this pricing supplement, "Risk Factors" beginning on page 1 of the accompanying prospectus supplement and "Risk Factors" beginning on page 6 of the accompanying prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.


                                                                                       Agent's            Proceeds to
                                                                Price to Public      Commission            Royal Bank
                                                                ---------------      ----------            ----------
Per Note......................................................        100%              0.02%                99.98%
Total.........................................................    $515,000,000        $103,000            $514,897,000




Royal Bank has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this pricing supplement relates. Before you invest, you should read the accompanying prospectus and the accompanying prospectus supplement, and other documents Royal Bank has filed with the SEC for more complete information about Royal Bank and this offering. Buyers should rely upon the accompanying prospectus, accompanying prospectus supplement and this pricing supplement for complete details. You may get these documents and other documents Royal Bank has filed for free by visiting EDGAR on the SEC website at www.sec.gov.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

                           J.P. Morgan Securities Inc.
                               Merrill Lynch & Co.

                     Pricing Supplement dated July 15, 2008

--------------------------------------------------------------------------------
In this pricing supplement, references to the "accompanying prospectus" mean the accompanying prospectus, dated January 5, 2007, as supplemented by the accompanying prospectus supplement (the "accompanying prospectus supplement"), dated February 28, 2007, of Royal Bank.
--------------------------------------------------------------------------------


                         The Notes Are Part of a Series

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C," that we may issue under our senior indenture, dated as of October 23, 2003, between Royal Bank and The Bank of New York Mellon, as trustee, as amended and supplemented from time to time (the "indenture"). The Notes are described in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

                                                 TABLE OF CONTENTS
Pricing Supplement

Additional Risk Factors Specific to Your Notes..................................................................P-1
Specific Terms of the Notes.....................................................................................P-3
Use of Proceeds.................................................................................................P-5
Supplemental Tax Considerations.................................................................................P-6
Supplemental U.S. Tax Considerations............................................................................P-6
Supplemental Discussion of Canadian Tax Consequences............................................................P-7
Benefit Plan Investor Considerations............................................................................P-8
Supplemental Plan of Distribution...............................................................................P-9


Prospectus Supplement dated February 28, 2007

About This Prospectus Supplement................................................................................S-1
Risk Factors....................................................................................................S-1
Use of Proceeds.................................................................................................S-4
Description of the Notes We May Offer...........................................................................S-5
Certain Income Tax Consequences................................................................................S-24
Supplemental Plan of Distribution..............................................................................S-25
Documents Filed As Part of the Registration Statement..........................................................S-30

Prospectus dated January 5, 2007

Documents Incorporated by Reference...............................................................................2
Where You Can Find More Information...............................................................................3
Further Information...............................................................................................3
About This Prospectus.............................................................................................4
Presentation of Financial Information.............................................................................5
Caution Regarding Forward-Looking Information.....................................................................5
Royal Bank of Canada..............................................................................................6
Risk Factors......................................................................................................6
Use of Proceeds...................................................................................................6
Consolidated Ratios of Earnings to Fixed Charges..................................................................7
Consolidated Capitalization and Indebtedness......................................................................8
Description of Debt Securities....................................................................................9
Tax Consequences.................................................................................................26
Plan of Distribution.............................................................................................38
Benefit Plan Investor Considerations.............................................................................40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others..............................41
Validity of Securities...........................................................................................41
Experts..........................................................................................................41
Supplemental Financial Statement Schedule........................................................................42
Other Expenses of Issuance and Distribution......................................................................45

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

--------------------------------------------------------------------------------
An investment in your Notes is subject to the risks described below, as well as the risks described under "Risk Factors" in the accompanying prospectus, dated January 5, 2007, and the accompanying prospectus supplement, dated February 28, 2007. Your Notes are not secured debt. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying prospectus and accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.
--------------------------------------------------------------------------------




There May Not Be an Active Trading Market for the Notes.

     There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated currently intend to make a market for the Notes, although they are not required to do so. J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

     The Notes have not been designated for trading in the Nasdaq PORTAL trading system.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

     The market value of your Notes may fluctuate between the date you purchase them and the maturity date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

     o supply and demand for the Notes, including inventory positions with J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or any other market-maker;

     o interest rates in the market and expectations about future interest rates;

     o    the creditworthiness of Royal Bank;

     o    the time remaining to the maturity of the Notes; and

     o economic, financial, political, regulatory or judicial events that affect financial markets generally

Additional Considerations

     Client accounts over which J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated or their affiliates have investment discretion or otherwise act as fiduciary are not permitted to purchase the Notes, either directly or indirectly. This includes employee benefit plans that are subject to the Employee Retirement Security Act of 1974 ("ERISA"), individual retirement accounts and every other client account over which J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have investment discretion or act as fiduciary.

         Individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of J.P. Morgan Securities Inc. or Merrill Lynch, Pierce, Fenner & Smith Incorporated or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

                           SPECIFIC TERMS OF THE NOTES

--------------------------------------------------------------------------------
Please note that in this section entitled "Specific Terms of the Notes", references to "holders" mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company ("DTC") or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Debt Securities--Ownership and Book-Entry Issuance" in the accompanying prospectus.



The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C," that we may issue under our senior indenture, dated as of October 23, 2003, between Royal Bank and The Bank of New York Mellon, as trustee, as amended, from time to time (the "indenture"). The Notes are described in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.



Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
--------------------------------------------------------------------------------


     In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest

     Interest on the Notes will be payable in US Dollars on the 15th day of each January, April, July and October commencing October 15, 2008, subject to a modified following New York business day convention. The interest on the Notes for each period will be equal to three-month USD-BBA-LIBOR plus 0.20% per annum (the "interest rate"). The interest rate will be calculated by reference to Reuter's page LIBOR01 two London business days prior to the start of each interest period as provided for the Notes in the accompanying prospectus supplement.

Minimum Investment

     $1,000, and $1,000 increments in excess thereof.

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

     At maturity you will receive an amount equal to the principal of your Notes plus any accrued and unpaid interest.

Manner of Payment and Delivery

     Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

     When we refer to a business day with respect to your Notes, we mean a day that is a New York business day of the kind described in the accompanying prospectus supplement.

     As described in the accompanying prospectus supplement, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a New York business day, with the same effect as if paid on the original due date.

Ratings

     The medium-term notes have been rated "AA-" by Standard & Poor's ("S&P"), a division of the McGraw-Hill Companies, and "Aaa" by Moody's Canada Inc. ("Moody's"). A "AA" rating by S&P indicates that the obligor's capacity to meet its financial obligation is very strong. A "AA" rating is the second highest category of S&P rating while a "-" designation indicates the relative ranking within the rating category. A "Aaa" rating by Moody's indicates that an obligation is of high credit quality. A "Aaa" rating is the highest category of Moody's rating. Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revisions or withdrawal at any time by the relevant rating agencies. Each rating should be evaluated independently of any other rating.

Role of Calculation Agent

     Please note that The Bank of New York Mellon is currently serving as the calculation agent for the Notes. We may change the calculation agent for your Notes at any time without notice and The Bank of New York Mellon may resign as calculation agent at any time upon sixty (60) days' written notice to Royal Bank.

                                 USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus supplement under "Use of Proceeds."

     We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

                         SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain U.S. tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of interest, principal and/or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

                      SUPPLEMENTAL U.S. TAX CONSIDERATIONS

     The discussion below supplements the discussion under "Tax Consequences" in the attached prospectus, and is subject to the limitations and exceptions set forth therein and does not apply to you if you finance the purchase or carry of your Notes with indebtedness. This discussion is only applicable to you if you are a U.S. holder (as defined in the accompanying prospectus). If you are not a U.S. holder, please consult your own tax advisor.

     In the opinion of our counsel, Sullivan & Cromwell LLP, the Notes will be treated as debt instruments subject to the rules governing short-term debt instruments. As described in the accompanying prospectus under "Tax Consequences
- United States Taxation - U.S. Holders - Taxation of Debt Securities - Original Issue Discount - Short-Term Debt Securities", all interest paid with respect to a short term debt instrument is treated as original issue discount and is required to be accrued by accrual basis taxpayers and electing cash basis taxpayers on either the straight-line method, or, if elected, the constant yield method, compounded daily. There are no regulations, published rulings or judicial decisions, however, that address the determination of original issue discount on short term debt instruments where coupon payments are not fixed in amount. In the absence of authority, it would be reasonable for you to include interest with respect to your Notes in income in accordance with your regular method of accounting.

     You will generally recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the fair market value of the amount you receive at such time and your adjusted basis in your Notes. If you are a cash basis taxpayer that does not elect to accrue interest on the Notes currently, your adjusted basis in your Notes will generally be the purchase price of your Notes and you would recognize gain or loss upon the sale or maturity of the Notes in accordance with the rules discussed in the accompanying prospectus under "Tax Consequences - United States Taxation - U.S. Holders - Taxation of Debt Securities - Original Issue Discount - Short-Term Debt Securities". If you are an accrual basis holder, or a cash basis holder that elects to accrue interest on your Notes currently, your adjusted basis in your Notes will generally be the purchase price of your Notes increased by the amount of interest you accrued on the Notes and decreased by the interest paid on the Notes and any gain or loss realized upon the sale or maturity of the Notes would be short-term capital gain or loss. Short term capital gains are taxed at ordinary rates.

     Alternative approaches would also be reasonable. For example, if you are an accrual basis holder, a cash basis holder that elects to accrue interest currently, or if you are in a special class of holders (as described in the accompanying prospectus under "Tax Consequences - United States Taxation - U.S. Holders - Taxation of Debt Securities - Original Issue Discount - Short-Term Debt Securities") who are otherwise required to accrue original issue discount with respect to short term debt instruments, it would be reasonable to calculate and accrue original issue discount on the Notes with respect to the taxable year of purchase on the basis of the interest that you would earn if the Notes matured on the last day of your taxable year. Other methods for determining the accrual of interest with respect to your Notes may also be reasonable.

Backup withholding and information reporting

     Please see the discussion under "Tax Consequences--United States Taxation--U.S. Holders--Taxation of Debt Securities--Information Reporting and Backup Withholding" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your Notes.

              SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

     The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, and prospectus supplement dated February 28, 2007 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

     Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including an amount paid at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                      BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to ERISA should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

     Each purchaser or holder of the Notes will be deemed to represent that either (1) it is not a plan subject to ERISA or Section 4975 of the Code and is not purchasing the Notes on behalf of or with plan assets or (2) it is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, 90-1, 91-38, 95-60 or 96-23, the exemption provided in Section 408(b)(17) of ERISA and
Section 4975(d)(20) of the Code for certain transactions with service providers, or another applicable exemption from the prohibited transaction rules of ERISA and the Code.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or some other basis on which such purchase and holding is not prohibited, or the potential consequences of any purchase, holding or exchange under similar laws, as applicable. See "Benefit Plan Investor Considerations" in the accompanying prospectus.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     We have agreed to sell to J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated have agreed to purchase from us, the aggregate principal amount of the Notes as follows:

     Underwriter                                           Principal Amount
     -----------                                           ----------------
     J.P. Morgan Securities Inc.                             $490,000,000
     Merrill Lynch, Pierce, Fenner & Smith Incorporated      $ 25,000,000
                                                           ----------------
     Total                                                   $515,000,000

Subject to the terms and conditions of a terms agreement, dated the date of this pricing supplement, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Agents") have agreed to purchase the Notes as principal, for its own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement, less a commission of 0.02%. To the extent the Agents resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the Notes as such term is defined in the Securities Act of 1933, as amended. The Agents have advised us that, if it is unable to sell all the Notes at the public offering price, the Agents propose to offer the Notes from time to time for sale in negotiated transactions of otherwise, at prices to be determined at the time of sale.

     In the future, the Agents may repurchase and resell the Notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities; see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or their affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

Selling Restrictions Outside the United States

European Economic Area

     In relation to each member state of the European Economic Area that has implemented the Prospectus Directive, each a "Relevant Member State", with effect from and including the date on which the Prospectus Directive is implemented, the "Relevant Implementation Date," in that Relevant Member State, an offer of the Notes described in this pricing supplement may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities may be offered to the public in that Relevant Member State at any time:

     o to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

     o to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than (euro)43,000,000 and (3) an annual net turnover of more than (euro)50,000,000, as shown in its last annual or consolidated accounts;

     o to fewer than 100 natural or legal persons (other than qualified investors as referenced below) subject to obtaining the prior consent of the representatives for any such offer; or

     o in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

     Each purchaser of Notes described in this pricing supplement located within a Relevant Member State will be deemed to have represented, acknowledged and agreed that it is a "qualified investor" within the meaning of Article 2(1)(e) of the Prospectus Directive.

     For purposes of this provision, the expression an "offer to the public" in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

     The sellers of the Notes have not authorized and do not authorize the making of any offer of Notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Notes as contemplated in this pricing supplement. Accordingly, no purchaser of the Notes other than the underwriters, is authorized to make any further offer of the Notes on behalf of the sellers or the underwriters.

United Kingdom

          This pricing supplement is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This pricing supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank or the Agents. This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                 US$515,000,000


                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                          Floating Rate Notes due 2009


                                  July 15, 2008


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                           J.P. Morgan Securities Inc.

                               Merrill Lynch & Co.

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